CUTLER LAW GROUP

M. Richard Cutler, Esq

Corporate Securities Law

M Gregory Cutler, Esq.

Admitted in California & Texas

Admitted in Florida

October 18, 2011

High Plains Gas, Inc.

1200 East Lincoln

Gillette, Wyoming 82717

Ladies and Gentlemen:

You have requested our opinion as counsel for High Plains Gas, Inc., a Nevada corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the offering by the Company of 18,000,000 shares of Company common stock issuable as part of the High Plains Gas 2011 Employee and Consultant Stock Option Plan or in lieu of salary compensation to directors, officers and employees of the Company and in connection with certain Legal Services Agreements.

We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 6, 2011 (the "Registration Statement").  We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

\s\ M. Richard Cutler

Cutler Law Group

3355 W. Alabama St. Suite 1150

Tel (713) 888-0040

Houston, Texas 77098

www.cutlerlaw.com

Fax (800) 836-0714